Exhibit 99.1

REAL INDUSTRY REPORTS FISCAL 2015 FOURTH quarter AND YEAR-END RESULTS

Company to host conference call on March 15, 2016, at 1:00 p.m. EDT

Annual CEO Letter to Stockholders available on website

SHERMAN OAKS, Calif., March 14, 2016 -- Real Industry, Inc. (NASDAQ: RELY) (“Real Industry” or the “Company”) today reported financial results for its fiscal fourth quarter and year ended December 31, 2015.

FY 2015 Highlights

-	Segment Adjusted EBITDA of $70.3 million on $1.1 billion in revenues (ten months’ performance)
-	Real Alloy exceeded annual productivity target of $13.4 million in cost reductions/margin enhancement (full year)
-	Strong free cash flow at Real Alloy provided for $50 million in debt reduction since acquisition date
-	Ended the year with more than $100 million in consolidated liquidity

FY 2015 Fourth Quarter Highlights

-

Segment Adjusted EBITDA of $17.1 million on $300.6 million in revenues, down from fiscal 2015 third quarter as a result of seasonality due to automotive factory shutdowns during the holidays and tighter scrap spreads

-	$30 million in debt reduction during the quarter

Management Commentary

Craig Bouchard, Real Industry’s Chairman and CEO, stated, “Fiscal 2015 was a year of transformation and achievement for our Company. I would like to recognize the phenomenal work of our employees during the year, particularly our team at Real Alloy who worked tirelessly on the Six Sigma-led transition effort. Despite a progressively challenging macroeconomic environment throughout 2015, Real Alloy surpassed its operating margin and cash flow targets, producing one of the best years in its history. Real Alloy outperformed nearly every public aluminum company with its unique risk-mitigating model.

“In the ten months since the closing of the acquisition, our strong focus on cash flow, productivity and working capital management enabled us to reduce our total debt by over $50 million while maintaining liquidity in excess of $100 million at year end.

“The turbulence in the marketplace, combined with our Company’s strengthened position, created an ideal setting of increased opportunity as we work toward our next acquisition. We are actively pursuing targets that we believe will benefit from our tax-advantaged growth platform, and ultimately increase our stockholder value.”

Availability of Annual CEO Letter to Stockholders

The Company also announced the availability of its Annual CEO Letter to Stockholders at the Company’s website www.realindustryinc.com. The CEO Letter to Stockholders can also be accessed directly at http://www.realindustryinc.com/#ceo-insights.

FY 2015 Results

Real Industry reported revenues of $1.1 billion in the year ended December 31, 2015, driven by the Company’s Real Alloy business, which invoiced over 1 million metric tons of aluminum since it was acquired on February 27, 2015. As a result of this acquisition and the NABCO divestiture during the fiscal 2015 first quarter, comparisons to 2014 are not meaningful for Real Industry this year. On a full-year basis for Real Alloy, which has not been audited, management estimates that the invoiced volume was

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largely flat with 2014 when the business was owned by Aleris Corporation. During the second half of the year, Real Alloy consistently delivered 55% of its sales volume to customers via tolling arrangements, with its buy/sell business representing the remainder.

Despite falling aluminum prices throughout the year, Real Alloy generated segment Adjusted EBITDA of $70.3 million for fiscal 2015, which represents approximately ten months of performance.  Adjusted EBITDA per ton over this period was nearly $70. Gross profit was $74.9 million, and gross margin was 6.5%. Adjusting for the impact of purchase accounting, which increased cost of sales, gross margin would have been 7.3%.

During fiscal 2015, the Company incurred a number of one-time expenses that impacted its financial results, including $14.8 million in transaction and financing-related costs and expenses associated with the Real Alloy acquisition, $9.2 million in noncash costs related to the amortization of the fair value adjustment of inventories and prepaid supplies under purchase accounting; as well as, reported in discontinued operations, a $39.7 million pretax gain on sale of our former subsidiary North American Breaker Company; and $4.8 million of recovery on allowance for repurchase reserve.

Real Industry reported net loss attributable to the Company of $6.9 million in fiscal 2015.

FY 2015 Fourth Quarter Results

Real Industry reported revenues of $300.6 million in the fiscal 2015 fourth quarter driven primarily by Real Alloy, which invoiced an aggregate 291,300 metric tons of aluminum during the period. Compared to the fiscal 2015 third quarter, volumes were down 3%, which was in line with expectations due to fourth quarter seasonality caused by slowdowns in the automotive industry, as a result of plant shutdowns for maintenance and vacations timed to take place during the holiday season. This fourth quarter seasonal reduction, on a percentage basis, was in line with the prior year reduction under Aleris.

Adjusted EBITDA at Real Alloy was $17.1 million in the fiscal 2015 fourth quarter. Gross profit was $23.4 million, and gross margin was 7.8%, which compares to 7.5% in the fiscal 2015 third quarter and 5.8% in the fiscal 2015 second quarter. Adjusting for the impact of purchase accounting, which increased cost of sales, gross margin would have been 8.0%, compared to 7.9% in the fiscal 2015 third quarter and 6.7% in the fiscal 2015 second quarter, similarly adjusted.

Operating costs in corporate and other were $3.4 million during the quarter, a slight increase compared to the fiscal 2015 third quarter.

Real Industry reported net loss attributable to the Company of $3.9 million in the fiscal 2015 fourth quarter.

Balance Sheet and Liquidity

At December 31, 2015, Real Industry’s cash and cash equivalents were $35.7 million, total debt was $314.4 million, and stockholders’ equity was $151.8 million. The Company’s total liquidity was $103.7 million at December 31, 2015, of which, $83.1 million relates to Real Alloy.

Conference Call and Webcast Information

The Company will host a conference call at 1:00 p.m. EDT on Tuesday, March 15, 2016, during which management will discuss the results of the fourth quarter and year ended December 31, 2015.

The dial-in numbers are:

(877) 407-9163 (Toll-free U.S. & Canada)

(412) 902-0043 (International)

Participants may also access the live call via webcast at http://realindustryinc.equisolvewebcast.com/q4-2015. The webcast will be archived and accessible for approximately 30 days.

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A replay will be available shortly after the call on the investor relations section of the Company’s website, www.realindustryinc.com, and will remain available for 90 days.

About Real Industry, Inc.

Real Industry is a North America-based holding company seeking to take significant ownership stakes in large, well-managed and consistently profitable businesses concentrated primarily in the United States industrial and commercial marketplace. Real Industry has significant capital resources, and federal net operating loss tax carryforwards of more than $870 million. For more information about Real Industry, visit its corporate website at www.realindustryinc.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which are based on our current expectations, estimates, and projections about the Company’s and its subsidiaries’ businesses and prospects, as well as management’s beliefs, and certain assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, statements about: our financial results, including for the fourth quarter of 2015 and the full fiscal 2015year, as well as our expectations for future financial trends and performance of our business and our strategy in future periods including during fiscal 2016; our future acquisition activities; the health of our balance sheet, our liquidity position, our preparation for future market conditions; and any statements or assumptions underlying any of the foregoing. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Important factors that may cause such a difference include, but are not limited to, changes in domestic and international demand for recycled aluminum; the cyclical nature and general health of the aluminum industry and related industries; commodity price fluctuations and our ability to enter into effective commodity derivatives or arrangements to effectively manage our exposure to such commodity price fluctuations; inventory risks, commodity price risks, and energy risks associated with Real Alloy’s buy/sell business model; our ability to service, and the high leverage associated with, our indebtedness, and compliance with the terms of the indebtedness, including the restrictive covenants that constrain the operation of our business and the businesses of our subsidiaries; our ability to successfully identify, acquire and integrate additional companies and businesses that perform and meet expectations after completion of such acquisitions; our ability to achieve future profitability; our ability to control operating costs and other expenses; that general economic conditions may be worse than expected; that competition may increase significantly; changes in laws or government regulations or policies affecting our current business operations and/or our legacy businesses, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Real Industry, Inc.’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 14, 2016, and similar disclosures in subsequent reports filed with the SEC, which are available on our website at www.realindustryinc.com and on the SEC website at https://www.sec.gov.

Contact

Real Industry, Inc.

Jeff Crusinberry, Senior Vice President and Treasurer

(805) 435-1255

investor.relations@realindustryinc.com

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Real Industry, Inc.

Consolidated Balance Sheets

	December 31,
(In millions)	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$35.7	$61.9
Trade accounts receivable, net	77.2	—
Financing receivable	32.7	—
Inventories	101.2	—
Prepaid expenses, supplies, and other current assets	24.7	1.0
Current assets of discontinued operations	0.3	18.1
Total current assets	271.8	81.0
Debt and equity offering costs	—	14.5
Property, plant and equipment	301.5	0.1
Intangible assets, net	15.1	0.1
Goodwill	104.3	—
Deferred income taxes	—	4.9
Other noncurrent assets	8.2	1.1
Noncurrent assets of discontinued operations	—	20.0
TOTAL ASSETS	$700.9	$121.7
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade payables	$100.9	$—
Accrued liabilities	51.8	7.1
Long-term debt due within one year	2.3	—
Current liabilities of discontinued operations	0.1	8.1
Total current liabilities	155.1	15.2
Accrued pension benefits	38.0	—
Environmental liabilities	11.7	—
Long-term debt, net	312.1	—
Common stock warrant liability	6.9	5.6
Deferred income taxes	6.7	—
Other noncurrent liabilities	5.4	0.1
Noncurrent liabilities of discontinued operations	0.7	15.2
TOTAL LIABILITIES	536.6	36.1
Redeemable preferred stock	21.9	—
TOTAL STOCKHOLDERS' EQUITY	142.4	85.6
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY	$700.9	$121.7

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Real Industry, Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share amounts)	2015 (unaudited)	2014 (unaudited)	2015 (audited)	2014 (audited)
Revenues	$300.5	$2.0	$1,145.6	$2.1
Cost of sales	277.1	—	1,070.7	—
Gross profit	23.4	2.0	74.9	2.1
Operating costs	20.6	1.2	64.7	10.5
Operating profit (loss)	2.8	0.8	10.2	(8.4)
Nonoperating expense, net	7.7	3.2	51.0	0.1
Loss from continuing operations before income taxes	(4.9)	(2.4)	(40.8)	(8.5)
Income tax benefit	(2.4)	(6.5)	(9.1)	(8.4)
Loss from continuing operations	(2.5)	4.1	(31.7)	(0.1)
Earnings from discontinued operations, net of income taxes	(1.6)	0.9	24.9	5.5
Net earnings (loss)	(4.1)	5.0	(6.8)	5.4
Earnings (loss) from continuing operations attributable to noncontrolling interest	(0.2)	(0.1)	0.1	(0.1)
Net earnings (loss) attributable to Real Industry, Inc.	$(3.9)	$5.1	$(6.9)	$5.5
EARNINGS (LOSS) PER SHARE
Net earnings (loss) attributable to Real Industry, Inc.	$(3.9)	$5.1	$(6.9)	$5.5
Dividends and accretion on Redeemable Preferred Stock	(0.7)	—	(2.3)	—
Net earnings (loss) available to common stockholders	$(4.6)	$5.1	$(9.2)	$5.5
Basic and diluted earnings (loss) per share:
Continuing operations	$(0.15)	$0.32	$(1.28)	$—
Discontinued operations	(0.01)	0.07	0.93	0.41
Basic and diluted earnings (loss) per share	$(0.16)	$0.39	$(0.35)	$0.41

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Real Industry, Inc.

Segment Information

	Three Months Ended December 31, 2015 (unaudited)
(Dollars in millions, tonnes in thousands)	RANA	RAEU	Total
Buy/sell metric tonnes invoiced	87.2	42.5	129.7
Tolling metric tonnes invoiced	109.5	52.1	161.6
Total metric tonnes invoiced	196.7	94.7	291.3
Revenues	$189.7	$110.9	$300.6
Adjusted EBITDA	$12.7	$4.4	$17.1

	Year Ended December 31, 2015 (audited)
(Dollars in millions, tonnes in thousands)	RANA	RAEU	Total
Buy/sell metric tonnes invoiced	299.9	155.6	455.5
Tolling metric tonnes invoiced	375.4	176.1	551.5
Total metric tonnes invoiced	675.3	331.8	1,007.0
Revenues	$711.4	$434.2	$1,145.6
Adjusted EBITDA	$49.0	$21.3	$70.3

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RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) in the balance sheets, statements of operations, or statements of cash flows; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measures so calculated and presented. We report our financial results in accordance with GAAP; however, our management believes that certain non-GAAP performance measures, which we use in managing our businesses, may provide investors with additional meaningful comparisons between current results and results in prior periods. Adjusted EBITDA (defined below) is an example of a non-GAAP financial measure that we believe provides investors and other users of our financial information with useful information.

Management uses Adjusted EBITDA as a performance metric for its segments and believes this measure provides additional information commonly used by holders of our common stock, as well as the holders of the Real Alloy Senior Secured Notes and parties to the Asset-Based Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, Adjusted EBITDA is a component of certain covenants under the Indenture governing the Senior Secured Notes.

Our Adjusted EBITDA calculations represent net earnings before interest, taxes, depreciation and amortization, unrealized gains and losses on derivative financial instruments, share-based compensation expense, charges and expenses related to acquisitions, and certain other gains and losses.

Adjusted EBITDA as we use it may not be comparable to similarly titled measures used by other companies. We calculate Adjusted EBITDA by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance and certain other items. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, Adjusted EBITDA is not a financial measurement calculated and presented in accordance with GAAP, and when analyzing our operating performance, investors should use Adjusted EBITDA in addition to, and not as an alternative for operating profit or any other performance measure derived in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and it should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP. These limitations include:

•	does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	does not reflect changes in, or cash requirements for, working capital needs;
•	does not reflect interest expense or cash requirements necessary to service interest and/or principal payments under the Real Alloy Senior Secured Notes or Asset-Based Facility;
•	does not reflect certain tax payments that may represent a reduction in cash available to us;
•

Although depreciation and amortization are noncash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and

•

Other companies, including companies in our industry, may calculate these measures differently and the degree of their usefulness as a comparative measure correspondingly decreases as the number of differences in computations increases.

In addition, in evaluating Adjusted EBITDA it should be noted that in the future we may incur expenses similar to the adjustments in the below presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The table below provides a reconciliation of Adjusted EBITDA of our segments to the most directly comparable financial measure presented in accordance with GAAP. Our reconciliation of Adjusted EBITDA to operating profit for the three months and year ended December 31, 2015 follows:

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(In millions)	Three Months Ended December 31, 2015 (unaudited)	Year Ended December 31, 2015 (audited)
Adjusted EBITDA	$17.1	$70.3
Unrealized losses on derivative financial instruments	—	0.8
Depreciation and amortization	8.3	32.5
Amortization of purchase accounting adjustments	0.7	9.2
Corporate and Other:
Operating loss—excludes share-based compensation expense	2.4	12.6
Share-based compensation expense	1.0	1.3
Other	1.5	3.7
Operating profit	$3.2	$10.2